UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020 (June 29, 2020)

G1 THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38096	26-3648180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Park Offices Drive Suite 200 Research Triangle Park, NC	27709
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (919) 213-9835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	GTHX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2020, G1 Therapeutics, Inc. (the “Company”) entered into a Co-Promotion Agreement (the “Agreement”) with Boehringer Ingelheim Pharmaceuticals, Inc. (“BI”). Under the Agreement, the Company and BI will collaborate within the territories of the United States and Puerto Rico (the “Territory”) on the commercialization and promotion of the trilaciclib product, a first-in-class investigational therapy designed to improve outcomes for people with cancer treated with chemotherapy (the “Product”).

Under the Agreement, the Company granted to BI a co-exclusive right (with the Company) to co-promote the Product in the Territory for the prevention of chemotherapy-induced myelosuppression in small cell lung cancer.

The Company will make certain payments to BI in exchange for BI’s performance of the promotion services described in the Agreement. Specifically, the Company will make initial payments to BI to cover start-up expenses and pre-approval initiatives to support a successful commercial launch. Further, BI will receive additional monthly payments commencing six months after the effective date of the Agreement until the First Commercial Sale (as defined in the Agreement) of the Product to conduct pre-launch activities.

The Company will also pay to BI certain payments based on a percentage of the Company’s “Net Sales” (as defined in the Agreement) of the Product within the Territory for each of the three years following the First Commercial Sale of the Product within the Territory (the “Sales Payments”). The Sales Payments will be in the mid-twenties percentage of Net Sales in the first year of commercialization, which decreases to a low double-digit/high single-digit percentage in the second and third years of commercialization, respectively (subject to certain adjustments for Net Sales above pre-specified levels to reward out-performance). The Sales Payments vary based on the level of Net Sales in an applicable contract year.

The Agreement specifies that BI will have the co-exclusive right (with the Company) to use certain Company trademarks and copyrights in connection with the promotion of the Product in the Territory. The Agreement also contains provisions regarding payment terms, confidentiality and indemnification, as well as other customary provisions.

The co-promotion of the Product in the Territory pursuant to the terms of the Agreement will be supervised by a joint promotion committee composed of an equal number of representatives from the Company and BI.

Under the terms of the Agreement, BI will provide salesforce engagements for the Product within the Territory utilizing BI’s own sales and marketing personnel. BI will hire and maintain, and be solely responsible for, its own personnel conducting the promotion services described in the Agreement, including ensuring that such personnel adhere to certain guidelines and practices with respect to the promotion of the Product. The Company will lead marketing, market access, and medical engagement initiatives under the Agreement. The Company will also be responsible for the costs of maintaining regulatory approval of, manufacturing, supplying and distributing the Product, and will prepare and control the content of Product marketing and training materials, subject to review and feedback by BI.

Subject to early termination, the Agreement will expire on the third anniversary of the First Commercial Sale. Subject to specified notice periods and specified limitations, either Party may terminate the Agreement in the event of (i) uncured material breach by the other Party, (ii) the Product not having obtained regulatory approval from the FDA by September 30, 2021, (iii) withdrawal of the Product from the market by the Company as a result of a decision by the FDA or a material safety concern; (iv) the bankruptcy, insolvency, dissolution or winding up of the other Party, or (v) for convenience (which termination right, in the case of BI, may only be exercised six months after First Commercial Sale). In addition, the Company may terminate the Agreement if the Company receives feedback from a regulatory authority that the Company reasonably believes indicates that the Product is unlikely to receive regulatory approval. BI may also terminate the Agreement if the First Commercial Sale has not occurred by September 30, 2021 or upon a change of control of the Company.

If the Agreement is terminated early by the Company for convenience, or by BI for a change of control of the Company to a successor that is materially adverse to BI and such change of control occurs after the First Commercial Sale, then the Company’s annual minimum Sales Payments obligations will end on the date of such termination, but the Company will pay to BI a percentage of the Sales Payments actually achieved for the remainder of the term of the Agreement, which percentage will vary depending on the contract year in which such termination occurs. If the Agreement is terminated for any other reason, the Company’s annual minimum Sales Payments will immediately cease and the Company will not accrue any further payment obligations following such termination.

The Company intends to file a copy of the Agreement with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 30, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

G1 THERAPEUTICS, INC.

By:	/s/ Jennifer Moses
Jennifer Moses
Chief Financial Officer

Date: June 30, 2020